Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2006, relating to the consolidated financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective July 1, 2005) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 22, 2006